Exhibit 99.4
March 9, 2011
Seahawk Drilling, Inc.
5 Greenway Plaza, Suite 2700
Houston, Texas 77046
Attention: Chief Executive Officer
Re: $40,000,000 secured debtor-in-possession credit facilities
Ladies and Gentlemen:
You have advised Hayman Capital Master Fund, L.P. and certain of its affiliates (“Hayman”, “we” or “us”) that Seahawk Drilling, Inc., a Delaware corporation (together with certain of its affiliates, the “Company” or “you”) desires to establish secured debtor-in-possession credit facilities (the “Facilities”) in an aggregate principal amount of up to $40,000,000. In connection with the foregoing, you have requested that Hayman (a) underwrite the entire principal amount of the Facilities having the terms described in the attached Summary of Terms and Conditions (the “Term Sheet”), and (b) serve as administrative agent for the Facilities. This letter, together with the Term Sheet and all annexes attached hereto or thereto, shall be referred to as the “Commitment Letter”. Capitalized terms used in this Commitment Letter and not otherwise defined herein shall have the meaning given to them in the Term Sheet. Reference is also hereby made to (a) the financing motion filed with the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”) on February 12, 2011 and attached hereto as Annex A (the “Motion”), and (b) the Debtor-in-Possession Credit Agreement filed with the Bankruptcy Court on February 12, 2011 and attached hereto as Annex B (the “DE Shaw Credit Agreement”).
Commitment
Hayman is pleased to advise you of its commitment (the “Commitment”) to provide the entire principal amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

Appointment
You hereby appoint Hayman to act as the sole administrative agent for you in connection with the Facilities. In such capacities, we shall perform the duties and exercise the authority customarily performed and exercised in such roles. No other titles shall be awarded and no compensation shall be paid in connection with the Facilities except as expressly set forth in this Commitment Letter or as otherwise agreed to by us in writing.
Information
You hereby represent and covenant that all information (collectively, the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. You agree that if at any time prior to the closing of the Facilities (the “Closing Date”) any of the representations in the preceding sentence would be incorrect if the Information were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information so that such representations will be correct in all material respects under those circumstances.
Confidentiality
By accepting delivery of this Commitment Letter, the Company agrees that neither this Commitment Letter, nor any of the terms and conditions set forth or referred to herein, shall under any circumstances be disclosed by the Company or its agents, representatives or advisors, directly or indirectly, to any other financial institution, except as may be required by the Bankruptcy Court or applicable law. The Company further agrees that this Commitment Letter is only for the confidential use of the Company and that neither its existence nor any of the terms thereof will be disclosed by the Company to any person or entity, except the Commitment Letter may be disclosed (a) to the Company’s officers, directors, employees, accountants, attorneys and other advisors on a “need to know” basis, each of whom will agree to keep the information set forth in this Commitment Letter confidential, and (b) to the extent required by the Bankruptcy Court or applicable law.
Conditions Precedent
Hayman’s Commitment hereunder and its agreement to perform the services set forth herein are, in each case, subject to: (a) the preparation, execution and delivery of mutually acceptable definitive loan documents relating to the Facilities (the “Loan Documents”) prepared by our counsel, including a credit agreement in substantially the same form as the DE Shaw Credit Agreement and related documents reflecting the terms and conditions outlined in this Commitment Letter, all in form and substance acceptable to Hayman and its counsel; (b) the absence of a material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Company or any of its subsidiaries (a

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“Material Adverse Change”); (c) our not having become aware after the date hereof of any information, circumstance, development, or other matter (the “New Information”) that we believe to be inconsistent with any information disclosed to us prior to the date hereof (the “Disclosed Information”), which, if such New Information were to be regarded as a change from the Disclosed Information, could reasonably be expected to result in a Material Adverse Change as determined by us; (d) the accuracy of all representations that the Company makes to Hayman; (e) the Company’s compliance with the terms of this Commitment Letter, including the payment in full of all fees, expenses and other amounts payable hereunder; and (f) a closing of the Facilities on or before March 18, 2011 (such date, as the same may be extended by Hayman in writing in its sole discretion, the “Commitment Expiration Date”).
Indemnification
The Company agrees to indemnify and hold harmless Hayman and each of its affiliates, partners, officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or the Company or any of its affiliates or shareholders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities or this Commitment Letter. In addition, no Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information, or other material sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons.
The Company agrees to reimburse Hayman from time to time for all reasonable out-of-pocket expenses (including but not limited to expenses of legal counsel) incurred in connection with the Facilities, the preparation, negotiation and enforcement of this Commitment Letter and the Loan Documents, regardless of whether the transactions contemplated hereby are consummated or the Loan Documents are actually executed. The Company hereby authorizes Hayman to immediately incur such expenses, including, but not limited to, expenses of legal documentation.

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No Fiduciary Relationship
The Company acknowledges and agrees that no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter and you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter, the Facilities or any transactions contemplated hereby or thereby and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
Assignments; Effectiveness, Etc.
This Commitment Letter and Hayman’s Commitment and other undertakings hereunder shall not be assignable by the Company without Hayman’s prior written consent. This Commitment Letter may not be amended or any provision hereof waived or modified except in writing signed by the party against whom enforcement of the same is sought. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto. By executing this Commitment Letter, the Company acknowledges that this Commitment Letter is the only agreement between the Company and Hayman with respect to the Facilities (other than the Loan Documents to be executed in connection with the Facilities) and sets forth the entire understanding of the parties with respect to the subject matter thereof.
Governing Law; Venue; Jury Trial Waiver
This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles that would cause the laws of a jurisdiction other than New York to apply. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Facilities or any of the other transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any

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objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Acceptance and Termination
If the foregoing correctly sets forth the agreement of the Company and Hayman, please indicate the Company’s acceptance of the terms hereof by returning an executed counterpart of this Commitment Letter not later than 5:00 p.m., Eastern Time, on March [__], 2011, at which time this Commitment Letter and Hayman’s Commitment and other undertakings hereunder, if not so accepted prior thereto, will automatically expire.
This Commitment Letter and the Commitment of Hayman will terminate on the earlier of (a) the Commitment Expiration Date, unless the Closing Date has occurred on or before such date, or (b) the date that any event occurs or information has become available that Hayman determines, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in this Commitment Letter or fulfill any other obligation of the Company set forth in this Commitment Letter.
Notwithstanding anything in the preceding paragraph or elsewhere in this Commitment Letter to the contrary the provisions set forth above under “Confidentiality”, “Indemnification”, and “Governing Law; Venue; Jury Trial Waiver” shall remain in full force and effect regardless whether the Closing Date occurs and notwithstanding the termination of the Commitment Letter.
PATRIOT Act
We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies you and your affiliates, which information includes the name, address, tax identification number and other information that will allow us and each Lender to identify you and your affiliates in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.
[Signature pages follow.]

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Hayman is pleased to have been given the opportunity to assist the Company in this important transaction.

Regards,

HAYMAN CAPITAL MASTER FUND, L.P.

By:	Hayman Investments, LLC,
its general partner

By:	/s/ Christopher E. Kirkpatrick
Christopher E. Kirkpatrick
General Counsel

Accepted and agreed to as of the date first above written:

SEAHAWK DRILLING, INC.

By:
Name:
Title:

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Seahawk Drilling, Inc., as a debtor-in-possession under Case No. 11-20089 (the “Chapter 11 Case”) in the Bankruptcy Court

Guarantors:	All debtors-in-possession in the Chapter 11 Case, other than the Borrower

Administrative Agent:	Hayman and/or any of its affiliates

Lenders:	Hayman and/or any of its affiliates

Facilities:	(a) a $35,000,000 revolving credit facility (“Facility A”)

(b) a $5,000,000 multiple draw term loan facility with $2,500,000 available on the day that Facility A is paid in full in cash from the proceeds of the sale of substantially all of the Borrower’s assets, subject to borrowing conditions to be agreed upon (“Facility B”)

Term:	(a) Facility A: Same as provided in the Motion and the DE Shaw Credit Agreement, except that (i) the deadlines for (A) entering into a binding asset purchase agreement providing for the sale of substantially all of the assets of the Loan Parties, as defined in the DE Shaw Credit Agreement, which has been approved by the Bankruptcy Court (which approval shall be subject to a Final Order, as defined in the Asset Purchase Agreement dated February 11, 2011 and executed by Hercules Offshore, Inc.) and provides for the payment of cash consideration sufficient to repay all outstanding Indebtedness, as defined in the DE Shaw Credit Agreement, and (B) closing and consummating the sale contemplated by such asset purchase agreement shall each be increased by 60 days (i.e., to 120 days and 180 days after the commencement of the Chapter 11 Cases, respectively), and (ii) to the extent Facility A has not yet matured, it will mature and terminate on the date on which the sale contemplated in clause (i)(A) above occurs.

(b) Facility B: The earlier of (i) December 31, 2011, and (ii) the date of consummation of a confirmed plan of reorganization or liquidation.

Interest Rate:	(a) Facility A: 11%

(b) Facility B: 9.50% plus the greater of (i) LIBOR and (ii) 3.00%

Default Interest Rate:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Fees:	(a) Upfront Fees: 1.25% on the total Facility A commitment amount and 2.50% on the total Facility B commitment amount.

(b) Exit Fee: 1.25% on the total Facility A commitment amount; no exit fee will be required for Facility B.

Use of Proceeds:	(a) Facility A: Same as provided in the Motion and the DE Shaw Credit Agreement.

(b) Facility B: For the orderly wind down of the Borrower’s bankruptcy estate, the administration of claims and distributions to creditors and interest holders.

Out-of-Pocket Expenses:	Borrower to reimburse the Agent and the Lenders for all expenses as provided in the DE Shaw Credit Agreement.

Priority and Liens:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Carve-Out:	Same as provided in the Motion and the DE Shaw Credit Agreement, except that the Professional Expense Cap, as defined in the DE Shaw Credit Agreement, shall be increased to $3,500,000, and the Carve-Out, as defined in the DE Shaw Credit Agreement, shall be revised to include post-petition fees of the equity committee.

Prepayment:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Documentation:	The DIP Facility will be evidenced and secured by the Loan Documents. The loan agreement will take substantially the same form as the DE Shaw Credit Agreement.

Representations and Warranties:	Same as provided in the DE Shaw Credit Agreement.

Negative Covenants:	Same as provided in the DE Shaw Credit Agreement.

Affirmative Covenants:	Same as provided in the DE Shaw Credit Agreement.

Events of Default/ Remedies:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Conditions Precedent to Closing:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Borrowing Conditions:	(a) Facility A: Same as provided in the DE Shaw Credit Agreement and Bankruptcy Court approval of the Facilities.

(b) Facility B: To be determined but to include milestones and triggering events to be agreed upon.

Relief from Automatic Stay:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Indemnification:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Other Terms:	Same as provided in the Motion and the DE Shaw Credit Agreement.

Governing Law:	New York

Annex A
Motion
See attached.

Annex B
DE Shaw Credit Agreement
See attached.

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